Exhibit 99.1

Financial Statements
Unaudited Condensed Consolidated Balance Sheets — June 30, 2016 and March 31, 2016
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)— For the three months ended June 30, 2016 and June 30, 2015
Unaudited Condensed Consolidated Statements of Cash Flows — For the three months ended June 30, 2016 and June 30, 2015
Notes to Unaudited Condensed Consolidated Financial Statements

AMERICAN SCIENCE AND ENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)	June 30, 2016	March 31, 2016
Assets
Current assets:
Cash and cash equivalents	$74,104	$81,571
Restricted cash	7,989	6,809
Accounts receivable, net of allowances of $824 and $797 at June 30, 2016 and March 31, 2016, respectively	21,837	19,086
Unbilled costs and fees	2,107	2,250
Inventories, net	39,465	38,440
Prepaid expenses and other current assets	7,026	7,755
Total current assets	152,528	155,911
Equipment and leasehold improvements, net	6,087	6,477
Restricted cash	437	437
Deferred income taxes	9,274	8,181
Other assets	211	223
Total assets	$168,537	$171,229
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,550	$5,327
Accrued salaries and benefits	4,334	4,565
Accrued warranty costs	226	174
Deferred revenue	7,733	8,700
Customer deposits	13,926	12,787
Other current liabilities	3,944	3,203
Total current liabilities	35,713	34,756
Deferred revenue	3,803	4,508
Other long-term liabilities	1,110	842
Total liabilities	40,626	40,106
Stockholders’ equity:
Preferred stock, no par value, 100,000 shares authorized; no shares issued	—	—
Common stock, $0.66 2/3 par value, 20,000,000 shares authorized; 7,138,104 and 7,137,081 shares issued and outstanding at June 30, 2016 and March 31, 2016, respectively	4,758	4,757
Capital in excess of par value	2,104	1,772
Retained earnings	121,049	124,594
Total stockholders’ equity	127,911	131,123
Total liabilities and stockholders’ equity	$168,537	$171,229

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN SCIENCE AND ENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

		For the Three Months Ended
	(In thousands, except per share amounts)	June 30, 2016	June 30, 2015
	Net sales and contract revenues:
	Net product sales and contract revenues	$16,116	$19,141
	Net service revenues	12,101	12,303
	Total net sales and contract revenues	28,217	31,444

	Cost of sales and contracts:
	Cost of product sales and contracts	8,612	10,620
	Cost of service revenues	6,380	6,398
	Total cost of sales and contracts	14,992	17,018
	Gross profit	13,225	14,426

	Expenses:
	Selling, general and administrative expenses	8,053	8,270
	Research and development costs	5,095	6,889
	Total operating expenses	13,148	15,159

	Operating income (loss)	77	(733)

	Other income (expense):
	Interest and investment income	88	34
	Other expense, net	(86)	(93)
	Total other income (expense)	2	(59)
	Income (loss) before provision for (benefit from) income taxes	79	(792)
	Provision for (benefit from) income taxes	25	(277)
	Net income (loss)	$54	$(515)
	Other comprehensive income (loss):
	Unrealized gain on available for sale securities (net of tax)	—	1
	Comprehensive income (loss)	$54	$(514)

Income (loss) per share	—Basic	$0.01	$(0.07)
	—Diluted	$0.01	$(0.07)

Weighted average shares	—Basic	7,135	7,161
	—Diluted	7,136	7,161

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN SCIENCE AND ENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended
(In thousands)	June 30, 2016	June 30, 2015
Cash flows from operating activities:
Net income (loss)	$54	$(515)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	653	1,006
Provisions for contracts, inventory and accounts receivable reserves	101	35
Amortization of bond premium	—	34
Stock compensation expense	588	334
Deferred income taxes	(1,093)	—
Other	6	—
Changes in assets and liabilities:
Accounts receivable	(2,778)	(3,114)
Unbilled costs and fees	143	(2,475)
Inventories	(1,099)	3,706
Prepaid expenses and other assets	741	1,101
Accounts payable	223	(3,141)
Customer deposits	1,139	(2,474)
Deferred revenue	(1,672)	309
Accrued expenses and other liabilities	830	(645)
Net cash used for operating activities	(2,164)	(5,839)

Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	—	3,380
Purchases of property and equipment, net	(269)	(258)
Net cash (used for) provided by investing activities	(269)	3,122

Cash flows from financing activities:
(Increase) decrease in restricted cash	(1,180)	855
Repurchase of shares of common stock	(154)	(2,263)
Reduction in income taxes due to the tax impact of employee stock options	(103)	—
Payment of common stock dividend	(3,597)	(3,611)
Net cash used for financing activities	(5,034)	(5,019)

Net decrease in cash and cash equivalents	(7,467)	(7,736)
Cash and cash equivalents at beginning of period	81,571	68,835
Cash and cash equivalents at end of period	$74,104	$61,099

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN SCIENCE AND ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.              GENERAL

The condensed consolidated financial statements include the accounts of American Science and Engineering, Inc. and its wholly owned subsidiaries (the “Company”). All significant intercompany transactions and balances have been eliminated.

The unaudited condensed consolidated financial statements have been prepared in accordance with the requirements of Form 10-Q and consequently do not include all disclosures required by Form 10-K. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, or fiscal 2016, as filed with the Securities and Exchange Commission on May 24, 2016.

The unaudited condensed consolidated financial statements, in the opinion of management, include all necessary adjustments, consisting solely of normal recurring adjustments, to present fairly the Company’s financial position, results of operations and cash flows.  These results are not necessarily indicative of the results to be expected for the entire year.

Nature of Operations

The Company develops, manufactures, markets, and sells X-ray inspection and other detection products for homeland security, force protection, public safety and other critical defense and security applications.  The Company provides maintenance, warranty, engineering, and training and operator services related to these products.  The Company has one reporting segment, X-ray detection solutions.

Significant Accounting Policies

For systems that are produced in a standard manufacturing operation and have shorter order to delivery cycles, the Company recognizes sales when title passes and when other revenue recognition criteria (such as transfer of risk and customer acceptance) are met.  Revenues on cost reimbursable and custom long-term fixed price contracts are generally recorded as costs are incurred using the percentage of completion method.

The other significant accounting policies followed by the Company and its subsidiaries in preparing its consolidated financial statements are set forth in Note 1 to the consolidated financial statements included in its Form 10-K for the year ended March 31, 2016.  There have been no changes to the Company’s critical accounting policies during the three months ended June 30, 2016.

Proposed Merger

On June 20, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with OSI Systems, Inc., a Delaware corporation (“OSI”), and its newly formed, wholly owned subsidiary, Apple Merger Sub, Inc., a Massachusetts corporation (“Merger Sub”), providing for, subject to the terms and conditions of the Merger Agreement, the acquisition of the Company by OSI at a price of $37.00 per share in cash, without interest and subject to deduction for any required tax withholding (the “Merger Consideration”), through the merger of Merger Sub into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of OSI.  In connection with the Merger, each share of the Company’s common stock, par value $0.66 2/3 (each, a “Share”) issued and outstanding immediately prior to the effective time of the merger (the “Effective Time”) (other than Shares owned by OSI, Merger Sub or any subsidiary of OSI or the Company immediately prior to the Effective Time or Shares held by a shareholder who has not voted in favor of the Merger Agreement or the Merger or consented thereto in writing and has perfected and not withdrawn a demand for appraisal rights of such Shares in accordance with the Massachusetts Business Corporation Act) will be canceled and extinguished and automatically converted into the right to receive the Merger Consideration.

During the period before the closing of the Merger or termination of the Merger Agreement, the Company is not permitted to pay any further dividends or make any distributions on its capital stock, or to purchase, retire, redeem or otherwise acquire any shares of its capital stock (subject to limited exceptions with respect to shares issued pursuant to stock incentive plans), without the prior consent of OSI.

Completion of the Merger is subject to customary closing conditions, including (i) approval of the Merger by the holders of two-thirds of the outstanding Shares, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence in the United States of any order, statute, rule or injunction being in effect that would prohibit consummation of the Merger, (iv) the accuracy of the Company’s and OSI’s representations and warranties, subject to the standards set forth in the Merger Agreement, (v) compliance in all material respects by the Company and OSI with their respective covenants and (vi) the absence of a material adverse effect on the Company.

Each party has agreed to use best efforts to cause the Merger to be consummated and to obtain antitrust approvals. To the extent required to obtain such approvals, OSI has agreed to propose, negotiate, offer to commit and effect divestitures and similar restraints with respect to the assets or businesses of OSI or the Company, except that OSI shall not be required to sell, divest or dispose of assets of the Company’s cargo and/or mobile cargo inspection system businesses, license any Company intellectual property, provide any transition services, or initiate or participate in litigation with respect to any such matters.

The Merger Agreement contains certain termination rights for both the Company and OSI, including if the Merger is not consummated by December 20, 2016 (the “Outside Date”); provided that the Outside Date may be extended to obtain antitrust clearance (i) by three months upon the election of OSI in its sole discretion and (ii) an additional three months thereafter upon the mutual consent of OSI and the Company.

Under the Merger Agreement, the Company is entitled to receive a termination fee of $11 million if all closing conditions other than those relating to antitrust approval for the Merger have been obtained by the Outside Date, as it may be extended, and the Merger Agreement is terminated by OSI or the Company. In addition, the Company is required to pay OSI a termination fee of $11 million if (i) the Merger Agreement is terminated by (a) OSI if the Company’s board of directors changes its recommendation in respect of the Merger or the Company enters into an alternative definitive acquisition agreement or (b) the Company to accept a superior proposal prior to obtaining shareholder approval, or (ii) (a) an alternative transaction or proposal to acquire the Company is publicly made, (b) the Merger Agreement is terminated (x) as a result of the failure of the Merger to occur by the Outside Date, (y) because the Company’s shareholders shall not have approved the Merger or (z) as a result of a material breach by the Company, and (c) within 12 months following the termination of the Merger Agreement the Company enters into a contract providing for the acquisition of the Company or otherwise consummates such a transaction.

On July 15, 2016, the Company filed a definitive proxy statement establishing the date of the special meeting of stockholders as August 31, 2016 to vote (i) to approve the merger agreement; (ii) to approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger; and (iii) to approve one or more adjournments of the special meeting, if necessary or appropriate in the view of the board of directors of the Company, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

Stock Repurchase Program

On May 7, 2013, the Board of Directors announced the approval of its fifth Stock Repurchase Program which authorized the Company to repurchase up to $35 million of shares of its common stock from time to time on the open market or in privately negotiated transactions.  On December 1, 2014, the Board of Directors announced an expansion of this stock repurchase program increasing the program authorization to $50 million of shares of its common stock.

During the three months ended June 30, 2016, the Company repurchased 5,600 shares of its common stock at an average price of $27.50.  As of June 30, 2016, the remaining balance available under the Stock Repurchase Program was $10,201,000.

Under the terms of the Merger Agreement, during the period before the closing of the Merger or termination of the Merger Agreement, the Company is not permitted to purchase, retire, redeem or otherwise acquire any shares of its capital stock (subject to limited exceptions with respect to shares issued pursuant to stock incentive plans) without the prior consent of OSI.

Dividends

	Three Months Ended
(In thousands)	June 30, 2016	June 30, 2015
Dividends declared	$0.50	$0.50
Dividends paid	$0.50	$0.50

Under the terms of the Merger Agreement, during the period before the closing of the Merger or termination of the Merger Agreement, the Company is not permitted to pay any further dividends or make any distributions on its capital stock without the prior consent of OSI.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, restricted cash and accounts and unbilled receivables.  At times, the Company maintains cash balances in excess of insured limits. The Company maintains its cash and cash equivalents with major financial institutions.  The Company’s credit risk is managed by investing its cash in money market funds, investment grade corporate debentures/bonds, U.S. government agency bonds, commercial paper, U.S. treasury bills and certificates of deposit.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue From Contracts With Customers, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The ASU is based on the principle that an entity should recognize revenue in an amount that reflects the consideration to which an entity expects to be entitled in exchange for the goods or services transferred to its customers. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. The guidance is effective for annual periods beginning on or after December 15, 2017 (early adoption for annual periods beginning on or after December 15, 2016 is permitted). The Company is currently assessing the impact that this standard will have on its consolidated financial statements.

In January 2015 the FASB issued ASU No. 2015-01, Income Statement—Extraordinary and Unusual Items, which eliminates from U.S. GAAP the concept of extraordinary items.  Entities may apply the amendments prospectively or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted.  ASU No. 2015-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015.  The adoption of this standard did not have a material effect on the Company’s consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory, which requires an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out (“LIFO”) or the retail inventory method. It is effective for annual reporting periods beginning after December 15, 2016. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently assessing the impact that this standard will have on its consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (Topic 740), which eliminates the current requirement for companies to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. To simplify the presentation of deferred income taxes, ASU 2015-17 requires that deferred tax liabilities and assets be classified as non-current in a classified statement of financial position. ASU 2015-17 is effective for fiscal years beginning after December 15, 2016 (our fiscal year 2018), including interim periods within that reporting period.  The Company opted to adopt the provisions of ASU 2015-17 for the fiscal year ended March 31, 2016 on a prospective basis.  The adoption of ASU 2015-17 did not have a material effect on the Company’s financial position and resulted in the classification of the net tax position as a long-term asset in the Consolidated Balance Sheet at March 31, 2016.

In February 2016, the FASB issued ASU 2016-02, Leases which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. The ASU is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the effects that the adoption of ASU 2016-02 will have on the Company’s consolidated financial statements.

2.              ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for stock-based awards made to its employees and Board of Directors in accordance with FASB Accounting Standards Codification (“FASB ASC”) 718, Compensation—Stock Compensation, which requires the measurement and recognition of all compensation costs for stock-based awards made to employees and the Board of Directors based upon the grant date fair value over the requisite service period for awards expected to vest.

The Company recognized $588,000 and $334,000 of stock-based compensation costs for the three months ended June 30, 2016 and June 30, 2015, respectively.  The income tax benefit recognized related to the compensation costs for the three months ended June 30, 2016 and June 30, 2015 was approximately $207,000 and $117,000 respectively.

The following table summarizes stock-based compensation costs included in the Company’s consolidated statements of operations and comprehensive income (loss):

	Three Months Ended
(In thousands)	June 30, 2016	June 30, 2015
Cost of revenues	$121	$(35)
Selling, general and administrative expenses	467	369
Total stock-based compensation expense before tax	$588	$334

Stock Option and Other Compensation Plans

The Company has various stock option and other compensation plans for directors, officers, and employees.  The Company had the following stock plans outstanding as of June 30, 2016: the 2005 Equity and Incentive Plan and the 2014 Equity and Incentive Plan. There are 394,000 shares remaining available for issuance under these plans. Vesting periods are at the discretion of the Board of Directors and typically range from one to three years.  Options under these plans are granted at fair market value and have a term of ten years from the date of grant.

The Company deems the Black-Scholes option pricing model as the most appropriate method for determining the estimated fair value of stock-based awards. The Black-Scholes method of valuation requires several assumptions: (1) the expected term of the stock-based award; (2) the expected future stock volatility over the expected term; (3) a risk-free interest rate; and (4) the expected dividend yield. The expected term represents the expected period of time that the Company believes the options will be outstanding based on historical information. Estimates of expected future stock price volatility are based on the historic volatility of the Company’s common stock and the risk-free interest rate is based on the U.S. Zero-Bond rate.

Stock Options

The following tables summarize stock option activity for the three months ended June 30, 2016:

			Weighted
		Weighted	Average
		Average	Contractual	Aggregate
	Number of	Exercise	Life	Intrinsic
	Shares	Price ($)	(years)	Value

Options outstanding at March 31, 2016	139,933	$68.51	2.58
Grants	—	—
Exercises	—	—		—
Cancellations	(31,968)	66.52
Options outstanding at June 30, 2016	107,965	$69.10
Options exercisable at June 30, 2016	107,965

Information related to the stock options outstanding as of June 30, 2016 is as follows:

		Weighted-			Exercisable
		Average	Weighted-		Weighted-
		Remaining	Average	Exercisable	Average
	Number of	Contractual	Exercise Price	Number of	Exercise Price
Range of Exercise Prices	Shares	Life (years)	($)	Shares	($)
$ 60.66-$69.99	58,784	1.74	$64.26	58,784	$64.26
$ 70.00-$75.82	49,181	2.90	74.88	49,181	74.88
$ 60.66-$75.82	107,965	2.27	$69.10	107,965	$69.10

There were no options granted in the three months ended June 30, 2016.

As of June 30, 2016, there was no remaining unrecognized compensation cost related to options granted.

Restricted Stock and Restricted Stock Units

The Company has instituted long-term incentive plans for certain key employees. These plans call for the issuance of restricted stock, restricted stock units, restricted stock options, and/or cash incentives which vest or are paid upon the achievement of certain performance-based goals as well as service time incurred.  Restricted stock and restricted stock units may also be granted to other employees with vesting periods that range from one to three years.  In addition, annually the non-employee directors are granted restricted stock. Restricted stock shares granted to our non-employee directors vest on a pro-rata basis, based on service performed over the non-employee director’s one-year term of service. Certain of the stock and stock unit awards contain rights to receive non-forfeitable dividends. The fair values of the restricted stock and restricted stock unit awards are equal to the fair value of the Company’s common stock on the date of grant.

Non-vested restricted stock and restricted stock unit awards are subject to the risk of forfeiture until the fulfillment of specified conditions. As of June 30, 2016, there was $3,075,000 of total unrecognized compensation costs related to non-vested restricted stock and restricted stock unit awards granted under the Company’s stock plans. These costs are expected to be recognized over a weighted average period of 1.4 years.

The following table summarizes the status of the Company’s non-vested restricted stock and restricted stock unit awards for the three months ended June 30, 2016:

		Weighted Average
		Grant Date
	Number of	Fair Value
	Shares	($)
Outstanding at March 31, 2016	165,952	$51.01
Granted	5,122	34.08
Vested	(11,167)	47.63
Forfeited	(21,199)	48.63
Outstanding at June 30, 2016	138,708	$51.02

3.              INVENTORIES

Inventories consist of material, labor and manufacturing overhead and are recorded at the lower of cost, using the weighted average cost method, or net realizable value. Excess manufacturing overhead costs attributable to idle facility expenses, freight, handling costs and wasted material (spoilage) attributable to abnormally low production volumes (levels that materially differ from budgeted production plans due primarily to changes in customer demand) are excluded from inventory and recorded as an expense in the period incurred.

The components of inventories at June 30, 2016 and March 31, 2016 were as follows:

	June 30,	March 31,
(In thousands)	2016	2016
Raw materials, completed sub-assemblies, and spare parts	$19,602	$19,605
Work-in-process	18,024	14,847
Finished goods	1,839	3,988
Total	$39,465	$38,440

4.              INCOME PER COMMON AND COMMON EQUIVALENT SHARE

Basic earnings per common share is computed by dividing distributed and undistributed earnings to common stockholders by the weighted average number of shares of common stock outstanding during the period.   Share-based payment awards entitling holders to receive non-forfeitable dividends before vesting are considered participating securities and thus are included in the calculation of basic earnings per share under the two-class method.  Diluted earnings per share include the dilutive impact of options, and restricted stock units using the average share price of the Company’s common stock for the period.  For the three months ended June 30, 2016 and June 30, 2015, common stock equivalents of 177,000 and 195,000 shares, respectively, are excluded from diluted earnings per share, as their effect is anti-dilutive.

	Three Months Ended
(In thousands except per share amounts)	June 30, 2016	June 30, 2015
Earnings Per Share - Basic:
Net income (loss)	54	$(515)
Less: Distributed and undistributed earnings (loss) to unvested restricted stock units	6	(6)
Distributed and undistributed earnings (loss) to common shareholders — Basic	48	(509)
Weighted average number of common shares outstanding — basic	7,135	7,161
Net income (loss) per share — basic	$0.01	$(0.07)
Earnings Per Share - Diluted:
Weighted average number of common shares outstanding	7,135	7,161
Add dilutive effect of potential common shares	1	—
Weighted average number of common and potential common shares outstanding — diluted	7,136	7,161
Net income (loss) per share — diluted	$0.01	$(0.07)

5.           LETTERS OF CREDIT

In the normal course of business, the Company may provide certain customers and potential customers with performance guarantees, which are generally backed by standby letters of credit. In general, the Company would only be liable for the amount of these guarantees in the event of default in the performance of its obligations, the probability of which management believes is low. As of June 30, 2016, the Company had outstanding $15,763,000 in standby letters of credit.  These outstanding standby letters of credit are cash-secured at amounts ranging from 52% to 64% of the outstanding letters of credit, resulting in restricted cash balance of $8,426,000 at June 30, 2016, of which $437,000 was considered long-term restricted cash and investments due to the expiration date of the underlying letters of credit.

7.              INCOME TAXES

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes, and recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return. The Company evaluates the need for a valuation allowance against its net deferred tax assets at period end based upon its three year cumulative income and its projections of future income, and records a valuation allowance against any net deferred tax assets if it is more likely than not that they will not be realized.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending March 31, 2013 through 2015 and by various state taxing authorities for the years ending March 31, 2012 through 2015.

The Company believes that there are no uncertain tax positions that require a reserve as of June 30, 2016.

8.              GUARANTEES

Certain of the Company’s products carry a one-year warranty, the costs of which are accrued for at the time of shipment or delivery.  Accrual rates are based upon historical experience for the trailing twelve months and management’s judgment of future exposure.  Warranty experience for the three months ended June 30, 2016 and 2015 was as follows:

	Three Months Ended
(In thousands)	June 30, 2016	June 30, 2015
Warranty accrual at beginning of period	$174	$159
Accruals for warranties issued during the period	105	91
Adjustment of preexisting accrual estimates	46	35
Warranty costs incurred during period	(99)	(97)
Warranty accrual at end of period	$226	$188

9.              LEASE COMMITMENTS

In March 2005, the Company renewed its lease agreement for its corporate headquarters and manufacturing facilities in Billerica, Massachusetts.  As part of the lease agreement, the Company’s landlord agreed to certain renovations to the Billerica facility including the construction of additional high bay manufacturing space.  The Company was responsible for a portion of the construction costs and was deemed to be the owner of the building during the construction period under FASB ASC 840, Leases.

In October 2014, the Company entered into an amendment of its lease agreement for the Billerica facilities extending the term of the lease through February 28, 2023 with an adjusted rent schedule commencing October 1, 2014. Due to certain provisions of the amended lease agreements which removed certain continuing financing obligations related to the building, it was determined that the lease no longer qualified as a capital lease and as such, the Company removed the capitalized building, associated accumulated depreciation and lease financing liability from its books.  The associated gain of $381,000 resulting from the removal of the building from our books was deferred and is being amortized over the modified lease term of the property.

10.       COMMITMENTS AND CONTINGENCIES

Deferred Revenue

The Company offers extended warranty and service contracts to its customers. These contracts typically cover a period of one to five years, and include advance payments that are recorded as deferred revenue. Revenue is recognized as services are performed over the life of the contract, which represents the period over which these revenues are earned. Costs associated with these extended warranty and service contracts are expensed to cost of sales and contracts as incurred.

Legal Matters

The Company continues to cooperate with the Office of the Inspector General (“OIG”) of the U.S. General Services Administration (“GSA”) with respect to a subpoena issued on April 17, 2015.  The investigation relates to the Company’s discount practices and compliance with the pricing provisions of the Company’s GSA Schedule contract.  AS&E produced responsive materials to the GSA OIG from May 2015 through February 2016.  The Company continues to cooperate fully with the investigation and at this time management is unable to predict the outcome of the investigation or estimate the amount of possible loss or range of loss with any certainty.  It is possible that the investigation could lead to claims or findings of violations of the False Claims Act in connection with the Company’s GSA contracting activity. Violations of the False Claims Act could result in the imposition of damages, including up to treble damages, plus civil penalties in some cases. The Company has incurred, and will continue to incur, legal costs in connection with the investigation, and could incur other costs, damages or penalties, depending on its outcome, which could be material.